EXHIBIT 10.1

TEMPUR-PEDIC INTERNATIONAL INC.

2003 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

THIS AGREEMENT dated as of March 12, 2004, between Tempur-Pedic International Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified below, residing at the address there set out (the “Optionee”).

1. Grant of Option. Pursuant and subject to the Company’s 2003 Equity Incentive Plan as attached hereto (as the same may be amended from time to time, the “Plan”), the Company grants to you, the Optionee, an option (the “Option”) to purchase from the Company all or any part of a total of 25,000 shares (the “Optioned Shares”) of the common stock, par value $.01 per share, of the Company (the “Stock”), at a price of $15.30 per share. The Grant Date of this Option is as of March 12, 2004.

2. Character of Option. This Option is not to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3. Duration of Option. Subject to the following sentence, this Option shall expire at 5:00 p.m. on March 11, 2014. However, if your employment or other association with the Company and its Affiliates ends before that date (including because your employer ceased to be an Affiliate), this Option shall expire at 5:00 p.m. on March 11, 2014 or, if earlier, the date specified in whichever of the following applies:

(a) If the termination of your employment or other association is on account of your death or disability, the first anniversary of the date your employment ends.

(b) If the termination of your employment or other association is due to any other reason, three (3) months after your employment or other association ends.

4. Exercise of Option.

(a) Until this Option expires, you may exercise it as to the number of Optioned Shares identified in the table below, in full or in part, at any time on or after the applicable exercise date or dates identified in the table. However, during any period that this Option remains outstanding after your employment or other association with the Company and its Affiliates ends, including because your employer ceased to be an Affiliate, you may exercise it only to the extent it was exercisable immediately prior to the end of your employment or other association. The procedure for exercising this Option is described in Section 7.1(e) of the Plan. You may pay the exercise price due on exercise by delivering other shares of Stock of equivalent Market Value provided you have owned such shares of Stock for at least six months.

Number of Shares in Each Installment	Initial Exercise Date for Shares in Installment
1562	May 31, 2004
1563	August 31, 2004
1562	November 30, 2004
1563	February 28, 2005
1562	May 31, 2005
1563	August 31, 2005
1562	November 30, 2005
1563	February 28, 2006
1562	May 31, 2006
1563	August 31, 2006
1562	November 30, 2006
1563	February 28, 2007
1562	May 31, 2007
1563	August 31, 2007
1562	November 30, 2007
1563	February 29, 2008

5. Transfer of Option. Except as provided in Section 6.4 of the Plan, you may not transfer this Option except by will or the laws of descent and distribution, and, during your lifetime, only you may exercise this Option.

6. Incorporation of Plan Terms. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 10 (Settlement of Awards).

7. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

8. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your own tax advisors for such advice.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

TEMPUR-PEDIC INTERNATIONAL INC.

By: /S/ ROBERT B. TRUSSELL, JR.
Signature of Optionee
Title: President and Chief Executive Officer
Nancy F. Koehn
Name of Optionee

Optionee’s Address:

Nancy F. Koehn

Harvard Business School

Rock Center 110

Boston, MA 02163